EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Digitas Inc. of our report dated March 3, 2004, except for the second paragraph of Note 1, as to which the date is July 14, 2004, relating to the audited financial statements of Modem Media, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, which appears in Modem Media, Inc.’s Current Report on Form 8-K dated August 4, 2004. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Stamford, Connecticut

August 12, 2004